EXECUTION COPY

CONVERTIBLE PREFERRED NOTE PURCHASE
AND INVESTMENT AGREEMENT

among

CRH MEZZANINE PTE. LTD.

and

CRH FUNDING II PTE. LTD.

and

GOLD TORRENT, INC.

February 9, 2017

TABLE OF CONTENTS

SECTION 1.	PURCHASE AND SALE OF SECURITIES.	2
1.1.	Total Commitment.	2
1.2.	Issue and Sale.	3
1.3.	Closing.	3
1.4.	Company Closing Deliveries.	3
1.5.	Investor Closing Deliveries.	4
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.	4
2.1.	Corporate Organization.	4
2.2.	Subsidiaries.	5
2.3.	Capitalization.	5
2.4.	Corporate Proceedings, etc.	6
2.5.	Consents and Approvals.	7
2.6.	Absence of Defaults, Conflicts, etc.	7
2.7.	Financial Statements.	7
2.8.	Absence of Certain Developments.	7
2.9.	Compliance with Law.	8
2.10.	Litigation.	9
2.11.	Material Contracts.	10
2.12.	Absence of Undisclosed Liabilities.	10
2.13.	Employees.	11
2.14.	Tax Matters.	12
2.15.	Employee Benefit Plans.	12
2.16.	Intellectual Property.	12
2.17.	Title to Personal Property.	13
2.18.	Condition of Properties.	13
2.19.	Insurance.	13
2.20.	Transactions with Related Parties.	13
2.21.	Registration Rights.	13
2.22.	SEC Reporting and Corporate Governance.	14
2.23.	Private Offering.	15
2.24.	Brokerage.	16
2.25.	Illegal or Unauthorized Payments; Political Contributions.	16
2.26.	Minute Books.	17
2.27.	Real Property.	17
2.28.	Mining Operations.	17
2.29.	Mining Rights.	18
2.30.	Mining Practice.	19
2.31.	Technical Reports.	19
2.32.	Environmental and Safety Laws.	19
2.33.	Material Facts.	20
2.34.	Interest in Competitors.	21

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR	21
SECTION 4.	ADDITIONAL COVENANTS OF THE PARTIES	22
4.1.	Resale of Securities.	22
4.2.	Covenants Pending Closing.	23
4.3.	Exchange Act Filings.	23
4.4.	Securities Laws Filings..	24
4.5.	Further Assurance.	24
SECTION 5.	INVESTOR’S CLOSING CONDITIONS	24
5.1.	Closing.	24
SECTION 6.	COMPANY CLOSING CONDITIONS	26
6.1.	Representations and Warranties.	26
6.2.	Compliance with Agreements.	26
6.3.	Officer’s Certificate.	26
6.4.	Injunction.	26
SECTION 7.	COVENANTS	27
7.1.	Use of Proceeds.	27
7.2.	Lost, etc. Certificates Evidencing Shares (or shares of Common Stock); Exchange.	27
7.3.	Reservation of Common Stock.	27
SECTION 8.	INTERPRETATION OF THIS AGREEMENT	27
8.1.	Terms Defined.	27
8.2.	Rules of Construction.	32
8.3.	Accounting Principles.	32
8.4.	Directly or Indirectly.	33
8.5.	Governing Law.	33
8.6.	Paragraph and Section Headings.	33
SECTION 9.	MISCELLANEOUS	33
9.1.	Notices.	33
9.2.	Expenses and Taxes.	34
9.3.	Reproduction of Documents.	34
9.4.	Survival; Indemnification.	35
9.5.	Public Communications	36
9.6.	Successors and Assigns; No Third Party Beneficiaries.	36
9.7.	Entire Agreement; Amendment and Waiver.	36
9.8.	Severability.	37
9.9.	Limitation on Enforcement of Remedies.	37
9.10.	WAIVER OF JURY TRIAL.	37
9.11.	Counterparts.	37

Exhibits

EXHIBIT A – JV Agreement

EXHIBIT B – Preferred Note

EXHIBIT C – Security Agreement

EXHIBIT D – Streaming Agreement

EXHIBIT E – JV Security Agreement

EXHIBIT F – Guarantee

EXHIBIT G – Warrants

EXHIBIT H – Investor Rights Agreement

EXHIBIT I – Indemnity Agreement

EXHIBIT J – Certificate of Officer

EXHIBIT K – Secretary’s Certificate

EXHIBIT L – Investor Certificate

EXHIBIT M – Use of Proceeds Budget

CONVERTIBLE PREFERRED NOTE PURCHASE
AND INVESTMENT AGREEMENT

THIS CONVERTIBLE PREFERRED NOTE PURCHASE AND INVESTMENT AGREEMENT dated as of February 9, 2017, (this “Agreement”), is by and among GOLD TORRENT, INC., a Nevada corporation (the “Company”); CRH MEZZANINE PTE. LTD., a Singapore private limited company (the “Preferred Note Investor”); CRH FUNDING II PTE. LTD., a Singapore private limited company (the “Stream Investor”); (collectively, the “Investors”, and individually, an “Investor”). Unless otherwise defined, capitalized terms used in this Agreement are defined in Section 8.1.

WHEREAS, the Company and each of the Investors are each executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D as promulgated by the SEC under the Securities Act (“Regulation D”);

WHEREAS, the Company is party to an Exploration and Option to Enter Joint Venture Agreement with Miranda U.S.A., Inc. (“Miranda”), under which the Company owns a seventy percent (70%) undivided interest in the Lucky Shot Project (as defined herein) and concurrent with the closing of the funding of the Preferred Debt Transaction will execute and deliver a limited liability company operating agreement, in substantially the form attached as Exhibit A (the “JV Agreement”) with Miranda to form Alaska Gold Torrent LLC, a joint venture Nevada limited liability company (“JV Co”).

WHEREAS, under the terms of this Agreement the Company intends to raise an aggregate of up to $13,250,000 to fund development of the Lucky Shot Project by:

(a)	borrowing $2,000,000 from the Preferred Note Investor (the “Preferred Debt Transaction”), which debt will be evidenced by convertible preferred note(s), in substantially the form attached as Exhibit B (each, a “Preferred Note”), which will convert into 15% of the shares of common stock of the Company on a post-money basis on the earlier of: (i) a Canadian Going Public Transaction or (ii) funding of the Streaming Arrangement and following an equity raise by the Company of $5,000,000 or more (of which $2,000,000 will be the conversion of the Preferred Notes). The obligations under the Preferred Notes will be secured by a first priority security interest in all of the assets of the Company pursuant to the terms of a security and pledge agreement, in substantially the form attached as Exhibit C (the “Security Agreement”); and

(b)	entering into a Gold and Silver Payment Agreement among the Stream Investor, the Company, Miranda and JV Co, in substantially the form attached as Exhibit D (the “Streaming Agreement”), under which the Stream Investor will invest up to US$11,250,000 as follows (the “Streaming Arrangement”):

(i)	US$6,500,000 upon satisfaction of the Tranche 1 Streaming Conditions (as defined herein)(the “Tranche 1 Funding”); and

(ii)	US$4,750,000 upon satisfaction of the Tranche 2 Streaming Conditions (as defined herein)(the “Tranche 2 Funding”).

The obligations of JV Co under the Streaming Agreement will be secured by a deed of trust, in substantially the form attached as Exhibit E (the “JV Security Agreement”) and guaranteed by the Company, in substantially the form attached as Exhibit F (the “Guarantee”).

WHEREAS, the Company and the Investors have agreed in consideration for the commitments under this Agreement and subject to (a) successful funding of the Preferred Debt Transaction, and (b) execution and delivery of the Streaming Agreement, the Company will issue the Preferred Note Investor or its designee share purchase warrants, in substantially the form attached as Exhibit G (the “Warrants”), exercisable to acquire two million shares of common stock of the Company at an exercise price of US$0.50 per share for a period of three (3) years from the date of issuance; and

WHEREAS, contemporaneously with the consummation of the Preferred Debt Transaction and the execution and delivery of the Streaming Agreement, the Company, the Preferred Note Investor, and/or the other Parties, as applicable, will enter into (a) an Investor Rights Agreement, in substantially the form attached as Exhibit H (the “Investor Rights Agreement”) and (b) an Indemnity Agreement, in substantially the form attached as Exhibit I (the “Indemnity Agreement”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Investors agree as follows:

SECTION 1. PURCHASE AND SALE OF SECURITIES.

1.1.       Total Commitment.

Subject to the terms and conditions herein and in reliance upon the applicable representations, warranties, conditions and covenants contained herein, the parties hereby agree as follows: (a) the Preferred Note Investor will loan Two Million Dollars (US$2,000,000) to the Company in the Preferred Debt Transaction and (b) the Stream Investor will advance JV Co up to Eleven Million Two Hundred Fifty Thousand Dollars (US$11,250,000) under the terms and conditions set forth in the Stream Agreement, for an aggregate investment of up to Thirteen Million Two Hundred Fifty Thousand Dollars (US$13,250,000) (the “Total Commitment”). The Total Commitment will be funded as follows:

(a)       subject to the satisfaction of the conditions set forth in Section 5.1, the Preferred Note Investor will loan Two Million Dollars (US$2,000,000) to the Company (the “Closing”);

(b)       upon execution of the Streaming Agreement and subject to the satisfaction of the conditions set forth therein, the Stream Investor will advance JV Co up to US$6,500,000 upon satisfaction of the conditions set forth in the Streaming Agreement (the “Tranche 1 Streaming Conditions”).

(c)       subject to the satisfaction of the conditions set forth in the Streaming Agreement, the Stream Investor will advance JV Co up to US$4,750,000 upon satisfaction of the conditions set forth in the Streaming Agreement (the “Tranche 2 Streaming Conditions”).

The parties hereto hereby agree that the Total Commitment will be funded by the Preferred Note Investor with respect to the Preferred Debt Transaction and the Stream Investor with respect to the Streaming Agreement. The Company and the Preferred Note Investor agree that the proceeds from the Preferred Note Transaction shall be used in accordance with the amounts and schedule set forth in the Use of Proceeds Budget attached hereto as Exhibit M or an amended and revised budget that has been duly approved and adopted by all of the members of the Board of Directors.

1.2.       Issue and Sale.

At the Closing, the Company shall:

(a)       borrow from the Preferred Note Investor the principal amount of Two Million Dollars (US$2,000,000) (the “Loan Amount”), in accordance with Section 1.1, and deliver the Preferred Note in the Loan Amount to the Preferred Note Investor; the Preferred Note shall be duly registered and originally executed, against delivery by the Preferred Note Investor to the Company of the Loan Amount payable by the Preferred Note Investor by wire transfer of immediately available funds as set forth in Section 1.5(a) hereto; and

(b)       issue to the Preferred Note Investor or its designee Warrants exercisable to acquire two million (2,000,000) shares of Common Stock of the Company at an exercise price of US$0.50 per share for a period of three (3) years from the date of issuance; provided, that all of the conditions precedent thereto set forth shall have been fulfilled or (to the extent permitted by applicable law) waived.

1.3.       Closing.

(a)       The Closing will take place within three (3) Business Days of the satisfaction or waiver of the conditions to Closing set forth in Section 5.1 (the “Closing Date”).

(b)       The Closing shall take place at 10:00 am (Mountain Time) at the offices of Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, CO 80202 in accordance with the terms and conditions set forth herein.

1.4.       Company Closing Deliveries.

At the Closing, the Company will deliver or cause to be delivered to the Investor:

(a)       one or more originally executed Preferred Note(s) evidencing the Loan Amount for such Closing, duly registered and executed in the name of the Preferred Note Investor;

(b)       one or more originally executed Warrant, exercisable to acquire two million shares of Common Stock of the Company at an exercise price of US$0.50 per share for a period of three (3) years from the date of issuance, duly registered and executed in the name of the Preferred Note Investor or its designee; and

(c)       a certificate of an officer of the Company (“Certificate of Officer”), dated as of such Closing Date, in the form attached hereto as Exhibit J;

(d)       a certificate of the Secretary of the Company, dated the Closing Date (the “Secretary’s Certificate”), in the form attached hereto as Exhibit K;

(e)       opinion letters of the Company’s legal counsel in the form attached hereto as Exhibit N; and

(f)       duly executed copies of each of the documents set forth in Section 5.1(g), 5.1(h), 5.1(i), 5.1(j), 5.1(k), 5.1(m), 5.1(n), and 5.1(o) of this Agreement.

1.5.       Investor Closing Deliveries.

At the Closing:

(a)       subject to Section 9.2(a), the Preferred Note Investor will deliver, or cause to be delivered, to the Company the Loan Amount in respect of the Preferred Notes that the Preferred Note Investor is purchasing at Closing, in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose at least one Business Day prior to Closing.

(b)       the Preferred Note Investor will deliver, or cause to be delivered to the Company a certificate of an officer of the Investor, dated the Closing Date (the “Investor Certificate”), in the form attached hereto as Exhibit L.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Investors that, except as set forth on the correspondingly numbered section of the Disclosure Schedule delivered to the Investors in connection herewith:

2.1.       Corporate Organization.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has provided the Investors with true and complete copies of the Articles of Incorporation and Bylaws of the Company, each as amended through the date hereof (collectively, the “Organizational Documents”). The Organizational Documents contain all amendments through the date hereof.

(b)       The Company and each of its Affiliates have all requisite corporate power and authority and have all necessary material approvals, licenses, permits and authorizations to own its properties and to carry on its business as now conducted, including the current Mining Activities. The Company has all requisite corporate power and authority to (i) execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; (ii) borrow the applicable Loan Amount and issue the Preferred Note hereunder; (iii) issue the Warrants hereunder; (iv) issue the shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Preferred Note and exercise of the Warrants, as applicable; and (v) grant the security interests and pledge its interest in JV Co as contemplated in the Security Agreement.

(c)       Schedule 2.1(c) sets forth (i) each jurisdiction in which the Company conducts business, and (ii) each jurisdiction in which the Company is qualified to do business as a foreign corporation.

(d)       The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of each jurisdiction in which the conduct of the Company’s business as now conducted and as presently contemplated to be conducted or the nature of the property owned requires such qualification, except where the failure to so qualify has not had and would not be expected to have a Material Adverse Effect.

2.2.       Subsidiaries.

The Company has no subsidiaries and does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person, other than JV Co.

2.3.       Capitalization.

(a)       As of September 30, 2016, (i) the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and (ii) the issued and outstanding shares of capital stock of the Company shall be as set forth on the capitalization table attached on Schedule 2.3(a) hereto.

(b)       All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant foreign and state securities laws or pursuant to valid exemptions therefrom. Upon issuance, sale and delivery as contemplated by this Agreement, shares of Common Stock issuable upon conversion of the Preferred Note and upon exercise of the Warrants, as applicable, will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights therein described. Upon issuance, sale and delivery as contemplated by this Agreement, the Preferred Note will be duly authorized and shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(c)       Except for the conversion rights which attach to the Preferred Notes and the Warrants, on the Closing Date there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company nor, except to the extent otherwise provided for in the Articles of Incorporation or the Transaction Documents, will there be any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock or any other equity security nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. Except to the extent otherwise provided for in the Investor Rights Agreement, no stockholder of the Company or other Person is entitled to any preemptive or similar rights or stock options to subscribe for shares of capital stock of the Company. Except as set forth on Schedule 2.3(c), the Company has not made any representations or promises regarding equity incentives to any officer, employee, director, consultant or any other Person.

(d)       Except as contemplated in this Agreement, there are no outstanding bonds, debentures, loans, notes or other debt obligations or debt instruments. The Company does not have any indebtedness for borrowed money and has not guaranteed any other Person’s indebtedness for borrowed money.

(e)       Except as provided in the Articles of Incorporation and the Investor Rights Agreement, there are no agreements, understandings, trusts, or other collaborative arrangements or understandings concerning the voting of voting stock of the Company.

2.4.       Corporate Proceedings, etc.

The Company has authorized the execution, delivery, and performance of (i) the Transaction Documents to which it is a party and each of the transactions and agreements contemplated hereby and thereby; (ii) the issuance and delivery of the Preferred Notes and Warrants (and the shares of Common Stock issuable upon conversion of the Preferred Notes and/or issuable upon exercise of the Warrants, as applicable); (iii) the Preferred Debt Transaction borrowings; (iv) the grant of the security interest in all of the assets and pledge of the Company’s interests in JV Co; and (v) the execution and delivery of the JV Agreement and performance thereunder. No other corporate action is necessary to authorize such execution, delivery and performance of (i) the Transaction Documents to which it is a party and each of the transactions and agreements contemplated hereby and thereby; (ii) the issuance and delivery of the Preferred Notes and Warrants (and the shares of Common Stock issuable upon conversion of the Preferred Notes and/or issuable upon exercise of the Warrants, as applicable); (iii) the Preferred Debt Transaction borrowings; (iv) the grant of the security interest in all of the assets and pledge of the Company’s interests in JV Co; and (v) the execution and delivery of the JV Agreement and performance thereunder. When executed and delivered by the Company, each of the Transaction Documents to which the Company is a party shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity. The Company has reserved for issuance and has authorized the issuance and delivery of the shares of Common Stock issuable upon conversion of the Preferred Notes and exercise of the Warrants, as applicable.

2.5.       Consents and Approvals.

The execution and delivery by the Company of the Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, the consummation by the Company of the transactions contemplated hereby and thereby (including the sale, issuance and delivery of the Preferred Notes and Warrants (and the shares of Common Stock issuable upon conversion of the Preferred Notes and/or issuable upon exercise of the Warrants, as applicable), do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, Person or firm, or any public, governmental or judicial authority.

2.6.       Absence of Defaults, Conflicts, etc.

The execution and delivery of the Transaction Documents to which the Company is a party and the issuance and delivery of the Preferred Notes and Warrants (and the shares of Common Stock issuable upon conversion of the Preferred Notes and/or issuable upon exercise of the Warrants, as applicable) will not, result in a breach of any of the material terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any material indenture, mortgage, deed of trust, note or other evidence of indebtedness, or other material agreement or contract of the Company (collectively, the “Key Agreements and Instruments”), or the Organizational Documents, or any material rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or its properties or businesses. No event has occurred and no conditions exist which, upon notice or the passage of time (or both), would constitute a material default under any such Key Agreements and Instruments or in any material license, permit or authorization to which the Company is a party or by which it may be bound.

2.7.       Financial Statements.

Except as set forth in Schedule 2.7, the unaudited balance sheet of the Company as of September 30, 2016, fairly presents the financial position of the Company as at such date, and the related statement of income, retained earnings and changes in financial position for the fiscal period ended on such date fairly presents the results of operations and changes in financial position of the Company for such period. All such financial statements including the schedules and notes thereto, which are collectively referred to as the “Financial Statements”, were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied consistently throughout the periods involved. The books and accounts of the Company are correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the Company.

2.8.       Absence of Certain Developments.

Except as provided in Schedule 2.8, since September 30, 2016, none of the following have occurred with respect to the Company:

(a)       any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects has had or would be reasonably expected to have a Material Adverse Effect;

(b)       any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company;

(c)       any issuance of capital stock or options, warrants or rights to acquire capital stock;

(d)       any material loss, destruction or damage to any property of the Company, whether or not insured;

(e)       any acceleration or prepayment of any material indebtedness for borrowed money or the refunding of any such indebtedness;

(f)       any labor related event, state of facts, circumstance, development, change or effect involving the Company or any material change in the Company’s personnel or the terms and conditions of employment that would reasonably be expected to have a Material Adverse Effect;

(g)       any waiver of any valuable right or material debt, whether by contract or otherwise;

(h)       any loan or extension of credit to any officer or employee of the Company;

(i)       any change in accounting methods, principles or practices used in preparing the Company’s financial statements;

(j)       any change or amendment to a Material Contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(k)       any resignation or termination of employment of any key officer, key employee or key consultant of the Company;

(l)       any acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by the Company otherwise than for fair value in the ordinary course of business.

2.9.       Compliance with Law.

(a)       Neither the Company nor its Affiliates has been or is in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including laws or regulations relating to the environment, securities laws, occupational health and safety or money laundering, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(b)       Except as set forth in Schedule 2.9, the Company has all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its businesses as now conducted and as presently contemplated to be conducted, including with respect to the Mining Activities. The Company has not been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business as now conducted and as presently contemplated to be conducted. The Company is not in material default under any of such licenses, permits, franchises or other governmental authorizations.

(c)       The Company has not been notified, nor does it have reason to believe it will be notified, by any state agency that it is (i) ineligible to receive additional surface or subsurface mining permits; or (ii) is under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked”.

(d)       Neither the Company nor any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by the Company of the Preferred Notes, Warrants and the shares of Common Stock issuable upon conversion of the Preferred Notes and/or issuable upon exercise of the Warrants, as applicable, as contemplated hereby. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 3, no registration under the Securities Act is required for the offer and sale of the Preferred Notes or Warrants by the Company to the Investors as contemplated hereby. The sale and issuance of the Preferred Notes, Warrants and the shares of Common Stock issuable upon conversion of the Preferred Notes and/or issuable upon exercise of the Warrants, as applicable, hereunder does not contravene the rules and regulations of any market on which any equity securities of any the Company is listed or quoted. The Company is not required to be registered as, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(e)       No “bad actor” disqualifying event described in Rule 506(d)(1)(i)−(viii) of Regulation D under the Securities Act, except for an event to which Rule 506(d)(2)(ii−iv) or (d)(3) of Regulation D is applicable, applies to the Company or, to the Company’s Knowledge, any Company Affiliate.

2.10.       Litigation.

There are no material private or governmental (whether federal, state, local or foreign) claims, complaints, actions, suits, proceedings, arbitrations or investigations pending or, to the Company’s Knowledge, threatened or verdicts or judgments entered (i) against the Company and its Affiliates, their properties, or, to the Company’s Knowledge, against any key employee, independent contractor, consultant, officer or director thereof, in each case with respect to such individual’s employment or engagement by, service to or ownership interest in the Company or its Affiliates, or (ii) that questions the validity of this Agreement or the Transaction Documents to which the Company is a party or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby before any court, governmental agency or tribunal, domestic or foreign. The foregoing includes any action, suit, proceeding, claim, arbitration or investigation pending or currently threatened (or to the Company’s Knowledge, any basis therefor) involving the prior employment of any of the Company’s current or former employees, consultants, officers or directors, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of its former employers or their obligations under any agreements with prior employers. Neither the Company nor its Affiliates are subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

2.11.       Material Contracts.

Schedule 2.11 sets forth a true and complete list of the following contracts, agreements, instruments, commitments and other arrangements to which the Company is a party: (i) employment, severance or consulting agreements; (ii) any shareholder agreement or agreement relating to the issuance, voting, repurchase or transfer of any securities of the Company or the granting of any registrations rights with respect thereto to which the Company is a party; (iii) loan, bridge loan, credit or security agreements; (iv) joint venture agreements, supply and distribution agreements; (v) any contract, agreement or understanding limiting or restraining the Company from engaging or competing in any lines of business or with any Person; (vi) any contract, agreement or arrangement granting the other party or any third Person “most favored nation” status; (vii) any contract, agreement, understanding or arrangement requiring payments to or by the Company of more than $75,000 in any year or $250,000 over the initial term of any such contract, agreement, understanding or arrangement; (viii) any agreement or other arrangement for the sale or purchase of any material assets, property or rights, or for the grant of any options or preferential rights to purchase any material assets, property or rights; (ix) any binding contract or agreement relating to the acquisition of any securities of the Company except stock options or other compensatory grants of securities; and (x) any other contracts, agreements, instruments, commitments and other arrangements that are material to the Company (each, a “Material Contract”). Each Material Contract is valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof. The Company is not in default or breach under any of the Material Contracts, nor is any other party thereto in default or breach thereunder, nor are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a material default or breach under any of the Material Contracts.

2.12.       Absence of Undisclosed Liabilities.

Except as set forth in the Financial Statements or Schedule 2.12, the Company does not have any material debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to each Closing, or any act or omission at or prior to each Closing, or any state of facts existing at or prior to each Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to each Closing, and including unfunded past service liabilities under any pension, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business, none of which (individually or in the aggregate) are material.

2.13.       Employees.

(a)       The Company is in compliance in all material respects with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes. The Company is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company has been filed or, to the Company’s Knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the Company’s Knowledge, threatened to be filed, against the Company by any employee pursuant to any collective bargaining or other employment agreement to which the Company is a party or is bound. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards, and has received no complaints from any foreign, federal, state or local agency or regulatory body alleging violations of any such laws and regulations.

(b)       Except as set forth in Schedule 2.13(b), the employment of all Persons and officers employed by the Company is terminable at will without any penalty or severance obligation of any kind on the part of the employer, except as may be required under applicable federal, state and local laws applicable to all employees. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company. All employees of the Company are either U.S. citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

(c)       The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.

(d)       The Company is not aware that any officer, key employee or key consultant or that any group of officers, key employees or key consultants, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(e)       Schedule 2.13(e) sets forth each of the Company’s effective employment contracts, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements or other employee compensation agreements.

(f)       The Company is not aware that any current or former employee of the Company is or was, as the case may be, in violation of any term of any employment contract or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or proposed to be conducted by the Company.

2.14.       Tax Matters.

There are no material federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. The provisions for taxes reflected in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state, county, local and foreign taxes of the Company whether or not assessed or disputed as of the respective dates of such Financial Statements. There have been no examinations or audits of any tax returns or reports of the Company by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it in accordance with all applicable legal requirements and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. All material taxes required to be withheld or paid by the Company (including in connection with amounts paid or owing to any employee or other service provider, stockholder or other third party) have been duly and timely withheld or paid, and any such withheld taxes have been duly and timely paid to the proper government agency or taxing authority in accordance with applicable legal requirements. The Company has no material liability for the taxes of any other Person, as a transferee or successor, by contract or otherwise. The Company is not subject to tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

2.15.       Employee Benefit Plans.

Except as set forth in Schedule 2.15, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and all other employee benefits and all other employee benefit arrangements, policies or payroll practices, including any arrangement, policy or payroll practices providing severance pay, bonuses, commissions, profit-sharing, savings, incentive, change of control, parachute, stock purchase, stock options, insurance, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or under which the Company has any obligation or liability (each, a “Benefit Arrangement”), are and have been maintained and administered in all material respects in accordance with their express terms and with the requirements of applicable law. Schedule 2.15 lists all Benefit Arrangements. The Company has provided or made available true and complete copies of all Benefit Arrangements to the Investors prior to the date hereof. The Company’s payments to current or former employees, pursuant to the Benefit Arrangements are and have been fully deductible under the Code.

2.16.       Intellectual Property.

(a)       Schedule 2.16(a) sets forth a complete and current list of registrations, patents or applications, licenses or other agreements pertaining to the intellectual property that is material to the Company’s business. The Company has the right to use all of the material intellectual property used by it in connection with its businesses, and such intellectual property rights are all those necessary to the conduct of the business as now conducted and presently contemplated. The Company is in compliance in all material respects with all contractual obligations relating to such of the intellectual property as used pursuant to license or other agreement. There are no conflicts with or infringements of any intellectual property by any third party. There is no claim, suit, action or proceeding pending or, to the Company’s Knowledge, threatened against the Company: (i) alleging any such conflict or infringement with any third party’s proprietary rights; or (ii) challenging the Company’s ownership or use of, or the validity or enforceability of any intellectual property; nor is there any legitimate basis for any such claim.

2.17.       Title to Personal Property.

The Company has good and marketable title to the material tangible personal property owned by the Company, in each case subject to no mortgage, pledge, lien, security interest, lease, encumbrance or charge, and (ii) with respect to the material tangible personal property it leases, the Company is in compliance in all material respects with the applicable lease and holds a valid leasehold interest free of any liens, security interest, claims or encumbrances.

2.18.       Condition of Properties.

All material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used and are presently contemplated to be used, and are adequate and sufficient for the Company’s business as now conducted and as presently contemplated to be conducted.

2.19.       Insurance.

The Company and its respective properties are insured in such amounts, against such losses and with such insurers as are customary when considered in light of the nature of the properties and businesses of the Company as now conducted and as presently contemplated to be conducted. Schedule 2.19 sets forth a true and complete listing of the insurance policies of the Company as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

2.20.       Transactions with Related Parties.

Except as set forth on Schedule 2.20, (i) the Company is not party to any agreement with any of the Company’s directors, officers or shareholders or any Affiliate or family member of any of the foregoing and (ii) the Company does not employ as an employee or engage as a consultant any family member of any of the Company’s directors, officers or shareholders. Except as set forth in the Investor Rights Agreement, to the Company’s Knowledge, there exist no agreements among shareholders of the Company to act in concert with respect to their voting or holding of Company securities.

2.21.       Registration Rights.

As of the date hereof and except as provided in the Investor Rights Agreement, the Company will not, as of each Closing Date, be under any obligation to register any of its presently outstanding securities (or any of its securities which may hereafter be issued) under the Securities Act or any other securities laws.

2.22.       SEC Reporting and Corporate Governance.

(a)       Exchange Act Registration. The Company’s class of Common Stock is registered pursuant to Section 12(g) of the Exchange Act, the Common Stock is quoted for trading on the OTCQB, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, or ending quotations of the Common Shares on the OTCQB. The Company has not received any notification that the SEC is contemplating terminating the Company’s Exchange Act registration or that the OTC Markets Group, Inc. is contemplating terminating its quotation or listing on the OTCQB.

(b)       Exchange Act Reporting. The Corporation has filed in a timely manner all reports required to be filed pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act during the preceding twelve (12) months (collectively, the “SEC Reports”).

(c)       Disclosure Controls and Procedures. Except as otherwise disclosed in the SEC Reports, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act), that (A) are designed to ensure that material information required to be disclosed by the Company in the reports it files and submits under the Exchange Act is accumulated and communicated to the management of the Company, including its principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made; (B) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures as of the end of the period covered by the Company’s most recent annual or quarterly report filed with the Commission; and (C) are effective in all material respects to perform the functions for which they were established.

(a)       Internal Control Over Financial Reporting and Internal Accounting Controls. Except as otherwise disclosed in the SEC Reports, the Company maintains (i) “effective internal control over financial reporting” as defined in, and in compliance with, Rules 13a-15 and 15d-15 under the Exchange Act, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)       No Material Weakness in Internal Controls. Except as otherwise disclosed in the SEC Reports, the Company is not aware of (i) any material weakness in the Company’s internal control over financial reporting (whether or not remediated); (ii) any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; or (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)       Off-Balance Sheet Transactions. There are no material off-balance sheet transactions (including, without limitation, transactions related to, and the existence of, “variable interest entities” within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 810), arrangements, obligations (including, without limitation, contingent obligations), or any other relationships with unconsolidated entities or other persons, that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

(e)       Audit Committee. Except as otherwise disclosed in the SEC Reports, the Company’s Board of Directors has validly appointed an audit committee whose composition satisfies the requirements of Section 10A of, and Rule 10A-3 under, the Exchange Act, and the Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of Section 10A of, and Rule 10A-3 under, the Exchange Act. As of the date of this Agreement, neither the Board of Directors nor the audit committee has been informed, nor is any director of the Company aware, of (i) any significant deficiency in the design or operation of the Company’s internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or any material weakness in the Company’s internal controls; or (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls.

(f)       Sarbanes-Oxley. The Company is in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder.

2.23.       Private Offering.

Except as set forth on Schedule 2.23, neither the Company nor any Person acting on the Company’s behalf (i) has sold or has offered any of the Preferred Notes or Warrants for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investors, or (ii) shall offer the Preferred Notes or Warrants for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Preferred Notes, Warrants or shares of Common Stock issuable upon conversion of the Preferred Notes or exercise of the Warrants, as applicable, or any part thereof, within the provisions of Section 5 of the Securities Act. Based upon the representations of the Investors set forth in Section 3 hereof, the offer, issuance and sale of the Preferred Notes, Warrants and the shares of Common Stock issuable upon conversion of the Preferred Notes or exercise of the Warrants, as applicable, are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

2.24.       Brokerage.

Except as set forth on Schedule 2.24, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company.

2.25.       Illegal or Unauthorized Payments; Political Contributions.

(a)       No Unlawful Contributions or Payments. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or representative of the Company or other Person associated with or acting on behalf of the Company, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment of corporate funds or benefit to any foreign or domestic government or regulatory official or employee, including, without limitation, of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company has instituted, maintained and enforced, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(b)       Compliance with Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”), and the applicable money laundering statutes of all jurisdictions in which the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(c)       No Conflicts with Sanctions Laws. Neither the Company nor any director or executive officer of the Company, nor, to the knowledge of the Company, any director, officer, agent, employee or representative of the Company, Affiliates or other Person associated with or acting on behalf of the Company is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and Crimea (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as agent, principal, advisor, investor or otherwise) of Sanctions. For the past five years, the Company has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

2.26.       Minute Books.

The minute books of the Company, which have been provided to the Investor and its legal counsel prior to the date hereof, contain a complete summary of all meetings of directors and stockholders since the date of the Company’s incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

2.27.       Real Property.

The Company does not own a fee interest in any real property. Each parcel of real property leased or subleased by the Company (the “Leased Real Property”), and the lease agreements relating to such Leased Real Property (the “Real Property Leases”) are set forth in Schedule 2.27. Except as disclosed in Schedule 2.27, there are no material liens on the estate or interest created by the Real Property Leases. Each Real Property Lease constitutes a valid and binding obligation of the Company and is in full force and effect.

2.28.       Mining Operations.

(a)       The Company has made available to the Investors and their representatives all material proprietary geological data, reserve data, existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of measurements, samples, lithologic data, reserve calculations or reports, mine plans, mining permit applications and supporting data, engineering studies and information, maps, reports and data relating to or affecting the Mining Activities requested by the Investor.

(b)       Except as set forth in Schedule 2.28(b), the material mineral reserves mined, owned or leased by the Company or any Affiliates are not subject to any mining rights of any other Person to mine, process, develop or conduct other, similar activities with respect to gold, gold-bearing ore, and any other precious and base metal-bearing materials.

2.29.       Mining Rights.

(a)       The Lucky Shot Project constitutes all of the Company’s material properties in which the Company has an interest (the “Material Properties”).

(b)       The Company, holds an interest in fee or freehold title, mining leases, mining concessions, mining claims, exploration permits, prospecting permits, participant interests, conventional property agreements, or proprietary interests or rights, recognized in the jurisdiction in which the Material Properties are located, in respect of the ore bodies and minerals located on the Material Properties in which the Company) has an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements, contracts, arrangements or understandings, sufficient to permit the Company to explore for and exploit the minerals relating thereto, and all such agreements, contracts, arrangements or understandings in connection with the Material Properties are valid and subsisting and enforceable in accordance with their terms.

(c)       All material concessions, leases, property agreements and contracts, claims and permits relating to the Material Properties in which the Company (has an interest or right have been validly granted, located, approved, executed and recorded or filed in accordance with all applicable laws and are valid, subsisting and enforceable.

(d)       The Company has all necessary surface rights, access rights and other necessary rights and interests relating to the Material Property in which the Company has an interest granting the Company the right and ability to explore for and exploit minerals, ore and metals for development and production purposes as are appropriate in view of the rights and interest therein of the Company or the applicable subsidiary, with only such exceptions as do not materially interfere with the current use made by the Company or the applicable subsidiary of the rights or interest so held, and each of the proprietary interests or rights and each of the agreements, contracts, arrangements or understandings and obligations relating thereto referred to above is currently in good standing in all material respects in the name of the Company or the applicable subsidiary.

(e)       The Company does not have any responsibility or obligation to pay any commission, royalty, license, fee, assessment or similar payment to any person with respect to the property rights thereof, except where such fee or payment would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

(f)       The Company has identified all the material permits, certificates, and approvals (collectively, the “Permits”) which are or will be required for the exploration, development and eventual or actual operation of the Material Properties, which Permits include but are not limited to mine and reclamation permits, access and use grants and permits, environmental assessment certificates, water appropriation and use permits, licenses and applications, land tenures, rezoning or zoning variances and other necessary local, provincial, state and federal approvals; and the appropriate Permits have either been received, applied for, or the processes to obtain such Permits have been or will in due course be initiated by the Company; and the Company know of any issue or reason why the Permits should not be approved and obtained in the ordinary course.

(g)       All assessments or other work required to be performed in relation to the material mining claims and mining rights of the Company and the applicable subsidiary in order to maintain their respective interests therein, if any, have been performed to date and the Company, JV Co and the applicable subsidiary have complied in all material respects with all applicable laws in this regard as well as with regard to legal and contractual obligations to third parties in this regard except in respect of mining claims and mining rights that the Company and the applicable subsidiary intend to abandon or relinquish and except for any non-compliance which would not either individually or in the aggregate have a Material Adverse Effect.

2.30.       Mining Practice.

All mining operations by the Company) on the Material Properties have for the past five years been conducted with the exercise of reasonable diligence, skill, care and prudence for mining operations in similar locations under similar circumstances.

2.31.       Technical Reports.

Schedule 2.31 sets out each applicable technical report relating to the Material Properties (the “Reports”). Each Report was at the time of filing compliant, in all material respects, with the requirements of the provisions of NI 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). All scientific and technical information disclosed: (i) is based upon information prepared by or under the supervision of, or approved by, a “qualified person” (as such term is defined in NI 43-101) and (ii) was true, complete and accurate in all material respects at the time of filing. The Company made available to the respective authors thereof prior to the issuance of all of the Reports, for the purpose of preparing the Reports, as applicable, all information requested, and no such information contained any misrepresentation as at the time the relevant information was made available. The Reports, as of their respective dates, accurately and completely set forth all material facts relating to the Material Properties, and as of the date hereof and the date of the Prospectus, there is no new material scientific or technical information concerning any of the Material Properties not included in the Reports.

2.32.       Environmental and Safety Laws.

Except as set forth in Schedule 2.32, neither the Company nor JV Co are in violation in any material respect of any applicable state or federal law or regulation relating to the environment or occupational health and safety or Mining Activities, and no material expenditures are or will be required in order to comply in all material respects with any such existing statute, law or regulation. Furthermore:

(a)       Each of the Company and JV Co, as applicable, is in compliance in all material respects with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, whether domestic or foreign, in each case, relating to the protection of the environment, the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals, substances or industrial wastes classified as toxic or hazardous to human health or the environment (the “Hazardous Substances”), or with respect to Hazardous Substances, occupational health and safety (collectively, the “Environmental Laws”);

(b)       Each of the Company and JV Co, as applicable, has all permits, licenses, authorizations and approvals required under any applicable Environmental Law (“Environmental Permits”) and are in compliance with all terms and conditions of each Environmental Permit;

(c)       there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, claims, liens, investigation or proceedings against either the Company or JV Co, as applicable, relating to any alleged violation of or liability under Environmental Law;

(d)       Neither of the Company nor JV Co have failed to report to the proper governmental authority the occurrence of any event which is required to be so reported by any Environmental Laws;

(e)       Neither of the Company nor JV Co are subject to (A) any Environmental Laws that require or may require any material work, repairs, construction, change in business practices or operations, or any expenditures, including capital expenditures, for facility upgrades to mitigate, control, or limit releases of Hazardous Substances into the environment, environmental investigation and remediation, or corrective actions, except with respect to any remediation obligations required as part of mine reclamation and covered under existing reclamation surety bonds or pursuant to or in accordance with Environmental Permits; (B) any written demand, written notice of default, summons, notice of judgment or commencement of proceedings with respect to any alleged violation of or liability arising under Environmental Laws; or (C) any outstanding obligations to remedy, pay compensation, or make any payment in the nature of a fine in relation to any violation of Environmental Laws; and

(f)       there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company pursuant to any Environmental Laws.

2.33.       Material Facts.

This Agreement, the schedules furnished contemporaneously herewith, and the other written agreements, documents, certificates or statements furnished or to be furnished to the Investor through each Closing Date by or on behalf of the Company in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. In addition, there is no fact which is known to the Company and which has not been disclosed herein or otherwise by the Company to the Investors which would reasonably be expected to have a Material Adverse Effect. The materials, information and projections presented to the Investors have been prepared in a good faith effort by the Company to describe the Company’s present and proposed products, and projected growth and do not contain any materially misleading statement or omissions therein. While such projections were made by management in good faith based on factual assumptions believed to be true, no representations are made in respect to the accuracy or reliability of such projections.

2.34.       Interest in Competitors.

Except as set forth in Schedule 2.34, none of the Company, its Affiliates or any of their respective directors, officers or shareholders, has any interest, either by way of contract or by way of investment or otherwise, directly or indirectly, in any Person other than the Company and its Affiliates that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently conducted or proposed to be conducted by the Company and its Affiliates or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any of its Affiliates.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR

The Investor represents and warrants to the Company as follows:

(a)       It is acquiring the Preferred Note and the Warrants (and will acquire the Common Stock issuable upon conversion of the Preferred Note or exercise of the Warrants, as applicable), as applicable, for its own account for investment and not with a present view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Preferred Notes and/or Warrants (and will acquire the Common Stock issuable upon conversion of the Preferred Notes or exercise of the Warrants, as applicable), as applicable, but subject, nevertheless, to any requirement of law that the disposition of the Investor’s property shall at all times be within the Investor’s control, and without prejudice to the Investor’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b)       It has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder.

(c)       It is a validly existing private limited company duly organized and in good standing under the laws of its jurisdiction of organization.

(d)       It has taken all action necessary for the authorization, execution, delivery, and performance of the Transaction Documents to which it is a party and its obligations thereunder. No other action is necessary to authorize such execution, delivery and performance of the Transaction Documents to which it is a party. When executed and delivered by the Investor, each of the Transaction Documents to which the Investor is a party shall constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e)       It is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Preferred Notes contemplated hereby.

(f)       The Investor understands that the Preferred Notes (and the Common Stock issuable upon conversion of the Preferred Notes, if applicable) and the Warrants (and the Common Stock issuable upon exercise of the Warrants), as applicable, are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Preferred Notes (and the Common Stock issuable upon conversion of the Preferred Notes, if applicable) and the Warrants (and the Common Stock issuable upon exercise of the Warrants), as applicable, indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(g)       The Investor acknowledges that the funds representing the Loan Amount, as applicable, will not represent proceeds of crime for the purposes of the PATRIOT Act and the Investor acknowledges that the Company may in the future be required by law to disclose the Investor’s purchase of Preferred Notes hereunder, on a confidential basis, pursuant to the PATRIOT Act. No portion of any Purchase Price or Loan Amount, as applicable, to be provided by the Investor (i) has been or will be derived from or related to any activity that is deemed criminal under the laws of the United States of America, or any other jurisdiction, or (ii) is being tendered on behalf of a person or entity who has not been identified to or by the Investor, and it shall promptly notify the Company if the Investor discovers that any of such representations ceases to be true and provide the Company with the appropriate information in connection therewith.

SECTION 4. ADDITIONAL COVENANTS OF THE PARTIES

4.1.       Resale of Securities.

(a)       Each Investor covenants that it will not sell or otherwise transfer the Preferred Notes and/or Warrants (and will acquire the Common Stock issuable upon conversion of the Preferred Notes or exercise of the Warrants, as applicable), except in accordance with the Investor Rights Agreement and pursuant to an effective registration under the Securities Act or in a transaction which qualifies as an exempt transaction under the Securities Act and, in each case, in accordance with any applicable state securities laws.

(b)       The certificates evidencing the Preferred Notes and/or Warrants (and will acquire the Common Stock issuable upon conversion of the Preferred Notes or exercise of the Warrants, as applicable) will bear a legend in substantially the following form reflecting the foregoing restrictions on the transfer of such securities:

“NEITHER THIS PROMISSORY NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS PROMISSORY NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR ANY STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS PROMISSORY NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN (OR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS PROMISSORY NOTE) MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY HAS RECEIVED EVIDENCE OF SUCH EXEMPTION IN THE FORM OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY.”

4.2.       Covenants Pending Closing.

After the date hereof and prior to the Closing, the Company will not, without the Investors’ prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly advise the Investors of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance. The Company has or will have duly authorized and reserved for issuance, and covenants to continue to so reserve once reserved for issuance, free of all preemptive and other similar rights, at all times, the requisite aggregate number of authorized but unissued shares of its Common Stock to timely effect the issuance, sale and delivery in full to the applicable holder of Preferred Notes and/or Warrants issuable upon conversion of the Preferred Notes or exercise of the Warrants, as applicable.

4.3.       Exchange Act Filings.

(a)       Generally. The Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or other documents required by the Exchange Act , in connection with the transactions contemplated in the Transaction Documents and shall respond to any requests from the Securities and Exchange Commission (“SEC”) for additional information (the “Filings”). The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 4.3(a) to comply in all material respects with all requirements of the Exchange Act. Notwithstanding anything to the contrary contained in this Agreement, all fees, charges and other costs associated with the Filings shall be borne by the Company.

(b)       Exchange of Information. The Company shall promptly supply the Investors with any information which may be required in connection with the Filings. The Company shall permit the Investors to review and comment on any Filing. In connection with such collaboration, each Investor shall promptly provide any information reasonably requested by the SEC relating to such Investor and such Investor shall act reasonably and as promptly as practicable but in any event such Investor shall provide any comments on Filings and shall respond to any requests for information as soon as practicable and in any event within two (2) Business Days of being provided with the Filings or requests for additional information.

(a)       Notification. The Company shall notify the Investors promptly upon the receipt of: (i) any written or oral comments from the SEC in connection with any Filings and (ii) any written or oral request by the SEC for amendments or supplements to any Filings or information provided to comply with the Exchange Act requirements.

4.4.       Securities Laws Filings. The Company shall make all filings and reports relating to the offer and sale of the Preferred Notes and Warrants required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date, including a Form D with respect to the Preferred Notes and Warrants, as required under Regulation D. The Company shall provide a copy of all such filings and reports to the Investors promptly after such filing or report is filed or lodged with the applicable Person.

4.5.       Further Assurance.

Each of the parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to each Closing as promptly as practicable.

SECTION 5. INVESTOR’S CLOSING CONDITIONS

5.1.       Closing.

The obligation of the Investors to purchase and pay for the Preferred Notes on the Closing Date, as provided in Section 1 hereof, shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction or waiver, prior thereto or concurrently therewith, of the following further conditions:

(a)       Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date.

(b)       Compliance with Agreements. The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

(c)       Officer’s Certificate. The Investors shall have received the Certificate of Officer and Secretary’s Certificate.

(d)       Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

(e)       Form D; Blue Sky Laws. The Company shall have, on or before the Closing Date, taken such actions as the Company shall have reasonably determined are necessary in order to obtain an exemption for or to qualify the Preferred Notes and Warrants for sale to the Investors at each Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall have provided evidence of any such action so taken to the Investors on or prior to the Closing Date.

(f)       Adverse Developments. There shall have been no event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects has had or would be reasonably expected to have a Material Adverse Effect.

(g)       JV Agreement. The Company and Miranda shall have executed and delivered the JV Agreement.

(h)       Streaming Agreement. The Company, Miranda, JV Co and the Stream Investor shall have executed and delivered the Streaming Agreement.

(i)       JV Security Agreement. JV Co shall have executed and delivered the JV Security Agreement.

(j)       Guarantee. The Company shall have executed and delivered the Guarantee.

(k)       Preferred Note. The Company shall have delivered the Preferred Note(s).

(l)       Security Agreement. The Company shall have executed and delivered the Security Agreement.

(m)       Investor Rights Agreement. The Company, the Preferred Note Investor and Warrant holders shall have executed and delivered the Investor Rights Agreement.

(n)       Appointment of Directors. Patrick Okita shall have been appointed to the Board of Directors, effective upon completion of the Closing.

(o)       Indemnification Agreement. The Company shall have executed the Indemnification Agreement.

(p)       Opinion Letter. The Preferred Note Investor shall have received an opinion letter of the Company’s legal counsel in the form attached hereto as Exhibit N.

SECTION 6. COMPANY CLOSING CONDITIONS

The obligation of the Company to issue and deliver the Preferred Notes and the Warrants on the Closing Date, as provided in Section 1 hereof, shall be subject to the performance by the Investor of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

6.1.       Representations and Warranties.

The representations and warranties of the Investors contained in this Agreement shall be true on and as of such Closing Date as though such representations and warranties were made at and as of such date in all material respects.

6.2.       Compliance with Agreements.

The Investors shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on such Closing Date.

6.3.       Officer’s Certificate.

The Company shall have received a certificate, dated as of the such Closing Date, signed by a duly appointed officer of each Investor, certifying that the conditions specified in Sections 6.1, and 6.2, hereof have been fulfilled and to the receipt of all required approvals of this Agreement, the Transaction Documents to which the Investor is a party and the transactions contemplated hereby and thereby.

6.4.       Injunction.

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

SECTION 7. COVENANTS

7.1.       Use of Proceeds.

The Company agrees to use the proceeds from such Closing of the Preferred Note Transaction (“Proceeds”) only as set forth in the budget attached hereto as Exhibit M (the “Use of Proceeds Budget”).

7.2.       Lost, etc. Certificates Evidencing Shares (or shares of Common Stock); Exchange.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Preferred Notes or Warrants (or shares of Common Stock, if applicable) owned by an Investor, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. The Investors’ agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 7.2. Upon surrender of any certificate representing any Preferred Notes or Warrants (or shares of Common Stock) for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Preferred Notes, Warrants or shares of Common Stock, as the case may be, represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such shares or note to the office of the Investor (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 7.2.

7.3.       Reservation of Common Stock.

The Company will at all times reserve and keep available solely a sufficient number of shares of Common Stock for issuance and delivery upon the conversion of the Preferred Notes or exercise of the Warrants, which such number shall be equitably and proportionally adjusted or substituted in the event of changes in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date hereof.

SECTION 8. INTERPRETATION OF THIS AGREEMENT

8.1.       Terms Defined.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

Affiliate: shall have the meaning specified in Rule 12b-2 under the Exchange Act; provided that no Holder shall be deemed an Affiliate of the Company or its Subsidiaries for purposes of this Agreement; provided further that neither portfolio companies (as such term is commonly used in the private equity industry) of the Investors nor limited partners, non-managing members or other similar direct or indirect investors shall be deemed to be Affiliates of the Investors. The term “Affiliated” has a correlative meaning.

Agreement: shall have the meaning set forth in the Preamble.

Benefit Arrangement: shall have the meaning set forth in Section 2.15.

Board of Directors: shall mean the board of directors of the Company.

Business Day: shall mean any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are required or authorized by law or executive order to be closed.

Canadian Exchange: shall mean the Toronto Stock Exchange or the TSX Venture Exchange.

Canadian Going Public Transaction: shall mean the completion by the Company of each of the items listed under either (i) or (ii) below:

i.       an initial public offering by the Company of its Common Stock with a concurrent listing on a Canadian Exchange (“Canadian Public Offering”); or

ii.       obtaining a listing of the Common Stock on a Canadian Exchange whether by means of a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or similar transaction or other combination with a public corporation.

Closing: shall have the meaning set forth in Section 1.1(a).

Closing Date: shall have the meaning set forth in Section 1.3(a).

Code: shall mean the Internal Revenue Code of 1986, as amended.

Common Stock: shall have the meaning set forth in Section 2.1(b).

Common Stock Equivalent shall mean securities exercisable, exchangeable or convertible into Common Shares.

Company: shall have the meaning set forth in the Preamble.

Company’s Knowledge: shall mean the actual or reasonably imputed knowledge of each member of the Board of Directors and each officer of the Company following due inquiry by such individual into the applicable matter.

Environmental Laws: shall have the meaning set forth in Section 2.32(a).

Environmental Permits: shall have the meaning set forth in Section 2.32(b).

Exchange Act: shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Filings: shall have the meaning set forth in Section 4.3(a).

Financial Statements: shall have the meaning set forth in Section 2.7.

Hazardous Substances: shall have the meaning set forth in Section 2.32(a).

Indemnification Agreement: shall have the meaning set forth in Section 5.1(o).

Investors: shall have the meaning set forth in the Preamble.

Investor Certificate: shall have the meaning set forth in Section 1.5(b).

Investor Rights Agreement: shall have the meaning set forth in Section 5.1(n).

JV Security Agreement: shall have the meaning set forth in the Recitals.

Key Agreements and Instruments: shall have the meaning set forth in Section 2.6.

Leased Real Property: shall have the meaning set forth in Section 2.27.

Loan Amount: shall have the meaning set forth in Section 1.2(a).

Losses: shall mean any damage, claim, disbursement, expense, tax, cost, liability, loss, deficiency, obligation, penalty or commercially reasonable settlement, payable to third parties, whether foreseeable or unforeseeable, including (a) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such indemnitee and (b) any taxes that may be payable by such indemnitee as a result of the indemnification of any Loss hereunder. Notwithstanding the foregoing, in no event shall any warrantor be liable to any indemnitee for any punitive, incidental, special or indirect damages, including loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or any damages based on any type of multiple, to the extent that any of the foregoing losses were not the reasonably foreseeable consequence of the applicable breach.

Lucky Shot Project: shall mean the “Project” as defined in the Streaming Agreement.

Material Adverse Effect: shall mean a material adverse effect on the business, properties, assets, liabilities, profits, results of operations or condition (financial or otherwise) of the Company taken as a whole.

Material Contract: shall have the meaning set forth in Section 2.11.

Material Property: shall have the meaning set forth in Section 2.29(a).

Mining Activities: shall mean those activities of the Company or its Affiliates that involve or are related to any type of exploration, evaluation, development of resources and/or reserves, mining, processing, sale or transporting of gold, gold-bearing ore, and any other precious and base metal-bearing materials and related activities, and the providing of services related thereto, the Lucky Shot Project, including (i) financing activities, general administrative management and operational activities to advance the financing and development of the Lucky Shot Project and (ii) activities set out in the JV Agreement.

Money Laundering Laws: shall have the meaning set forth in Section 2.25(b).

OFAC: shall have the meaning set forth in Section 2.25(c).

Organizational Documents: shall have the meaning set forth in Section 2.1(a).

PATRIOT Act: shall have the meaning set forth in Section 2.25(b).

Permits: shall have the meaning set forth in Section 2.29(f).

Person: shall mean any individual, partnership, corporation, limited liability company, private limited company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

Preferred Note: shall have the meaning set forth in the Recitals.

Proceeds: shall have the meaning set forth in Section 7.1.

Proceeding: shall mean an action, claim, suit, investigation or proceeding (including a partial proceeding, such as a deposition or other discovery activity), in any judicial, administrative, arbitral or regulatory forum, whether commenced or threatened in writing.

Properties: shall have the meaning forth in the Streaming Agreement.

Real Property Leases: shall have the meaning set forth in Section 2.27.

Regulation D: shall have the meaning set forth in the Recitals.

SEC: shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

Sanctions: shall have the meaning set forth in Section 2.25(c).

Sanctioned Country: shall have the meaning set forth in Section 2.25(c).

Secretary’s Certificate: shall have the meaning set forth in Section 1.4(d).

Securities Act: shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Security Agreement: shall have the meaning set forth in the Recitals.

Streaming Agreement: shall have the meaning set forth in the Recitals.

Subsidiaries: shall mean, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

Transaction Documents: shall mean this Agreement, the Security Agreement, the Investor Rights Agreement, the Preferred Notes, the JV Security Agreement, , the Indemnity Agreement, and any other agreements entered into in connection with the transactions contemplated by this Agreement.

Total Commitment: shall have the meaning set forth in Section 1.1.

Trading Day: shall mean a Business Day whereby Common Shares is listed or quoted as reported by Bloomberg L.P. and generally encompasses from 9:30 a.m. (Eastern Time) to 4:02 p.m. (Eastern Time).

Tranche 1 Funding: shall have the meaning set forth in the Recitals.

Tranche 2 Funding: shall have the meaning set forth in the Recitals.

Underlying Lease: shall have the meaning set forth in the Streaming Agreement.

US$ or $: shall mean United States dollars. Unless otherwise provided, all references to dollars ($) refer to United States dollars.

U.S. GAAP: shall have the meaning set forth in Section 2.7.

Use of Proceeds Budget: shall have the meaning set forth in Section 7.1.

8.2.       Rules of Construction.

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,”, whether or not they are in fact followed by those words or words of like import. Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended or supplemented from time to time in accordance with the terms hereof and thereof; provided, however, that with respect to any agreement or contract listed on any Schedules hereto, all such amendments or supplements must also be listed in the appropriate Schedule. References to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder; provided, however, that for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, the reference to such statute means such statute as in effect at the time of such violation or alleged violation. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively

8.3.       Accounting Principles.

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with IFRS at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

8.4.       Directly or Indirectly.

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

8.5.       Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW. AT THE OPTION OF THE HOLDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK; AND THE COMPANY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF THE COMPANY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, THE HOLDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

8.6.       Paragraph and Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 9. MISCELLANEOUS

9.1.       Notices.

(a)       All communications under this Agreement shall be in writing and shall be delivered by hand, email or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(1)       if to the Preferred Note Investor, at CRH MEZZANINE PTE. LTD., 10 Changi Business Park Central 2, #05-01 HansaPoint, Singapore 486030. In New York, c/o Cartesian Capital Group, LLC, 505 Fifth Avenue, 15th Floor, New York, NY 10017, Attn: Peter Yu with a copy (which shall not constitute notice), to Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, CO 80202, Attn: Kenneth Sam;

(2)       if to the Stream Investor, at CRH FUNDING II PTE. LTD., 10 Changi Business Park Central 2, #05-01 HansaPoint, Singapore 486030. In New York, c/o Cartesian Capital Group, LLC, 505 Fifth Avenue, 15th Floor, New York, NY 10017, Attn: Peter Yu with a copy (which shall not constitute notice), to Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, CO 80202, Attn: Kenneth Sam; and

(3)       if to the Company, at: 960 Broadway, Suite 530, Boise, ID 83706, Attn: Daniel Kunz, CEO, with a copy (which shall not constitute notice), to Kane Kessler P.C., 666 Third Avenue New York, NY 10017-4041, Attn: Peter Campitiello.

(b)       Any notice so addressed shall be deemed to be given: if delivered by email, hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the date of delivery; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

9.2.       Expenses and Taxes.

(a)       The Company agrees to pay the fees, expenses and disbursements of (i) the Preferred Note Investor and its agents, advisors (including the fees and disbursements of Dorsey & Whitney LLP) and consultants (in the amount of $100,000 in the aggregate for all such fees, expenses and disbursements at Closing), incurred in connection with the negotiation, preparation, execution and delivery of the Transaction Documents, and (ii) the Company and its agents, advisors, consultants, accountants and auditors incurred in connection with the negotiation, preparation, execution and delivery of the Transaction Documents, in accordance and subject to the Use of Proceeds Budget. Notwithstanding anything to the foregoing herein, the Loan Amount to be delivered (or caused to be delivered) by the Preferred Note Investor to the Company at Closing shall be net of any amounts payable by the Company to such Investor pursuant to Section 9.2(a)(i) as of such Closing.

(b)       The Company will pay, and save and hold the Investors harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable by the parties hereto on the execution and delivery or acquisition of the Preferred Notes or the shares of Common Stock issuable upon conversion of the Preferred Notes, as applicable.

9.3.       Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investor on any Closing Date (except for certificates evidencing the Preferred Notes and Warrants themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investor, may be reproduced by the Investor by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.4.       Survival; Indemnification.

(a)       For a period of 18 months following the Closing Date, all representations, warranties and covenants made by each Investor and the Company herein or in any certificate or other instrument delivered by each Investor or the Company under this Agreement shall be considered to have been relied upon by the Company or the Investors, as the case may be, and shall survive all deliveries to the Investor of the Preferred Notes, or payment to the Company for such Preferred Notes, regardless of any investigation made by the Company or the Investor, as the case may be, or on the Company’s or the Investor’s behalf. Notwithstanding the foregoing or anything to contrary herein, the following representations and warranties shall survive such delivery and payment indefinitely: Sections 2.1 (Corporation Organization), 2.2 (Subsidiaries), 2.3 (Capitalization), 2.4 (Corporate Proceedings, etc.), 2.28 (Mining Practice), 2.344 (Interest in Competitors), and Sections 3(b), 3(c), 3(d), 3(f) and 3(g).

(b)       The Company and its Affiliates shall, notwithstanding any termination of this Agreement, indemnify and hold harmless, jointly and severally, each of the Investors and each of their respective managers, members, stockholders, partners, other equity owners, officers, directors, successors, assigns, agents, attorneys and employees, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or based on (i) any misrepresentation or breach of any representation or warranty made by the Company in any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or (ii) any breach of any agreement or obligation by the Company of any Transaction Document, or (iii) any Proceeding in connection with, arising out of, or related to, any of the transactions contemplated by any Transaction Document. The Company will not be liable to the Investors under this Section 9.4(b) to the extent, but only to the extent, that a Loss is attributable to an Investor’s breach of any of the representations, warranties, covenants or agreements made by an Investor under the Transaction Documents or any violations by an Investor of applicable law or any conduct by an Investor which constitutes fraud, willful misconduct or malfeasance.

(c)       The Investors shall, notwithstanding any termination of this Agreement, indemnify and hold harmless, severally and not jointly, the Company, the Company’s managers, members, stockholders, partners, other equity owners, officers, directors, successors, assigns, agents, attorneys and employees, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or based on (i) any misrepresentation or breach of any representation or warranty made by an Investor in any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) (ii) any breach of any agreement or obligation by the Company of any Transaction Document or (iii) any breach of any agreement or obligation by the Investors of any Transaction Document. An Investor will not be liable to the Company under this Section 9.4(c) to the extent, but only to the extent that a Loss is attributable to the Company’s breach of any of the representations, warranties, covenants or agreements made by the Company under the Transaction Documents or any violations by the Company of applicable law or any conduct by the Company which constitutes fraud, willful misconduct or malfeasance.

9.5.       Public Communications.

No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Investors and the Company, unless required by law or the rules or regulations of the SEC, in which case the Investors and the Company, as applicable, shall have the right to review and comment on such press release or announcement prior to such issuance or making so long as the disseminating party receives comments from the reviewing party as soon as practicable and in any event within two (2) Business Days following the disseminating party providing such press release or public announcement to the reviewing party for review and comment. Notwithstanding the foregoing, with respect to press releases or public announcements required by law related to this Agreement or the transactions contemplated hereby required by law, the Investors’ right to comment on the information contained therein shall be limited to the information not required by applicable law as reasonably determined by the parties’ counsel. Any disclosure contained in a press release or public announcement related to this Agreement or the transaction contemplated hereby previously approved by the Investors shall not require re-approval by the Investors.

9.6.       Successors and Assigns; No Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto, provided, however, upon notice to the Company that the Investors may assign its rights and obligations under this Agreement to any Affiliate without the consent of any other party hereto and, provided, further, however, such Affiliate executes (i) documents provided by the Company which state the Person agrees to be bound by the terms of any applicable Transaction Documents and (ii) such other documents and instruments as may be reasonably requested by the Company. Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

9.7.       Entire Agreement; Amendment and Waiver.

This Agreement and the agreements attached as Exhibits hereto together with the Transaction Documents constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof and thereof among such parties. The Company has made no representations or promises whatsoever except those contained herein and no information or knowledge obtained by the Investors shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. Any provision of this Agreement may be (a) amended with (and only with) the written consent duly executed by the Company and the Investors, and (b) waived by (and only by) a written instrument duly executed by the party that is waiving a right hereunder.

9.8.       Severability.

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

9.9.       Limitation on Enforcement of Remedies.

The Company hereby agrees that it will not assert against the limited partners of the Investors any claim it may have under this Agreement by reason of any failure or alleged failure by an Investor to meet its obligations hereunder.

9.10.       Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation or investigations arising out of or relating to this Agreement. Each party to this Agreement certifies and acknowledges that (a) such party has considered the implications of this waiver and (b) such party makes this waiver voluntarily.

9.11.       Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or email), each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

GOLD TORRENT, INC.

By:
Name:
Title:

PREFERRED NOTE INVESTOR:

CRH MEZZANINE PTE. LTD.

By:
Name:	Peter Yu
Title:	Director

STREAM INVESTOR:

CRH FUNDING II PTE. LTD.

By:
Name:	Peter Yu
Title:	Director

EXHIBIT A

JV Agreement

EXHIBIT B

Preferred Note

Exhibit C

Security Agreement

Exhibit D

Streaming Agreement

Exhibit E

JV Security Agreement

Exhibit F

Guarantee

Exhibit G

Warrants

Exhibit H

Investor Rights Agreement

Exhibit I

Indemnity Agreement

Exhibit J

Certificate of Officer

Exhibit K

Secretary’s Certificate

Exhibit L

Investor’s Certificate

Exhibit M

Use of Proceeds Budget

Exhibit N

Form of Opinions

1.       The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct all the activities conducted by it, to own, lease and operate all the assets owned or leased by it and to conduct its business as described in the Corporation’s filings (the “SEC Reports”) with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”).

2.       The Corporation is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Corporation.

3.       All of the issued shares of capital stock of the Corporation have been duly and validly authorized and issued, are fully paid and non-assessable and are free and clear of all liens, encumbrances, equities or claims.

4.       The Promissory Note constitutes a valid debt obligation of the Corporation and the Warrants have been validly authorized and issued, are fully paid and non-assessable. The shares of common stock issuable upon conversion of the Promissory Note and exercise of the Warrants have been reserved and upon conversion of the Promissory Note and exercise of the Warrants will be validly authorized and issued, fully paid and non-assessable shares of common stock of the Corporation, free and clear of all liens, encumbrances, equities or claims.

5.       The Corporation has obtained each consent, approval, authorization or waiver in connection with the execution, delivery and performance of the Purchase Agreement and the agreements contemplated thereunder (collectively, the “Transaction Agreements”) by the Corporation.

6.       The Corporation has full corporate power and authority to enter into and perform its obligations under the Transaction Agreements, and the Transaction Agreements have been duly authorized, executed and delivered by the Corporation and each of the Transaction Agreements in which it is a party constitutes the valid, binding and enforceable obligation of the Corporation.

7.       The execution and delivery by the Corporation of, and the performance by the Corporation of its agreements in the Transaction Agreements to which it is a party do not and will not (i) violate the certificate of incorporation or by-laws of the Corporation, or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Corporation or any Subsidary pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any Material Contract.

DISCLOSURE SCHEDULE

This Disclosure Schedule (this “Disclosure Schedule”) is made and given pursuant to Section 2 of the Convertible Preferred Note Purchase and Investment Agreement, dated February 9, 2017 (the “Agreement”), by and among GOLD TORRENT, INC., a Nevada corporation (the “Company”); CRH MEZZANINE PTE. LTD., a Singapore private limited company (the “Preferred Note Investor”); CRH FUNDING II PTE. LTD., a Singapore private limited company (the “Stream Investor”); (collectively, the “Investors”, and individually, an “Investor”). Each section of the Disclosure Schedule set forth herein shall be construed with and as an integral part of the Agreement to the same extent as if they were set forth verbatim therein. Information set forth in each section of the Disclosure Schedule specifically refers to the article and section of the Agreement to which such information is responsive, provided, however, disclosure of an item in response to one section of the Agreement shall constitute disclosure and response to every reasonably relevant section of the Agreement, notwithstanding the fact that no express cross-reference is made, provided, further, however, the information provided on the section of the Disclosure Schedule on which information is disclosed is meaningful and not misleading in the context deemed disclosed for other purposes.

Matters set forth in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes, and the Disclosure Schedule does not necessarily include other matters of a similar nature. Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by the Company, or otherwise imply that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.